MANAGEMENT AGREEMENT
( The Court at Tucson )

THIS MANAGEMENT AGREEMENT (this “Agreement”) is made and entered into as of the 1st day of December, 2006, by and among BREA TUCSON LLC, a Delaware limited liability company (“Owner”), TUCSON SENIORCARE, LLC, an Indiana limited liability company (“Licensee”), and EMERITUS CORPORATION, a Washington corporation (“Manager”) in connection with the memory care facility known as the “The Court at Tucson” located at Tucson, Arizona (“Facility”).

WITNESSETH THAT:

WHEREAS, Owner has acquired the Facility as of the date of this Agreement.

WHEREAS, Owner has leased the Facility to Licensee pursuant to that certain leased of even date herewith (the “Sale Leaseback Agreement”).

WHEREAS, in connection with the ownership of the Facility, Owner and Licensee desire to engage Manager as its property manager for the Facility pursuant to the terms hereof.

NOW, THEREFORE, in consideration of the promises and the respective undertakings of the parties hereinafter set forth, it is hereby agreed as follows:

AGREEMENT

The parties agree as follows:

1.	Retention of Services

1.1	Retention

Subject to the terms and conditions contained herein, Manager shall be the Licensee’s exclusive agent for the purpose of supervising, managing, operating, and maintaining the Facility in the name and for the account of Licensee and Owner. Manager accepts such retention and engagement and further agrees to:

(a)
Perform the duties and responsibilities of Licensee as set forth in the laws of the state wherein the Facility is located, as well as under the laws of the United States government as relating to such facility, resident agreements (the “Resident Agreements”) and other agreements (the “Leases”), if any, for the use or occupancy of space in the Facility (whether by residents, licensees, concessionaires, permissive use arrangement, or otherwise);

(b)	Perform the duties and responsibilities of Manager as set forth in this Agreement and as mandated under federal and state laws;

(c)
Promptly notify Licensee and Owner of any inquiry, investigation, complaints, orders, demands, or directives received from or by the state licensing agency, or any governmental authority or quasi governmental authority or their agents and contractors pertaining to any matter that is related to or could impact Licensee’s operating license for the Facility (collectively “Investigation”), and all responses, negotiations and settlements to an Investigation shall be subject to the approval by Licensee using reasonable discretion.

(d)	Use its Best Efforts (as defined in Section 4.1 hereof) to supervise and direct the management and operation of the Facility in an cost-effective and efficient manner; and

(e)	Consult with Licensee and Owner and keep Licensee and Owner advised of all major policy and any licensing matters relating to the Facility.

Provided, however, Owner, subject to the terms of the Sale Leaseback Agreement, shall retain sole ownership of, and nothing herein shall be construed to give Manager any interest in (other than such limited rights to possession or use as may be required to allow Manager to perform its obligations under this Agreement and the laws of the state wherein the facility is located, as well as any applicable federal laws): (i) the Facility; or (ii) any assets (including, without limitation, any furnishings, fixtures, trade fixtures, equipment, supplies, consumables, inventories, tangible and intangible personal property, accounts and accounts receivable, Resident Agreements and other contracts or agreements relating to the Facility, and insurance and condemnation proceeds) necessary or convenient to the ownership, use, and operation of the Facility and acquired with Owner’s funds or revenues of the Facility. Except as otherwise specifically provided herein, all expenses incurred by Manager in the operation and management of the Facility in accordance with this Agreement, including without limitation Manager’s Fee (as defined below), shall be paid from revenues of the Facility.

1.2	Services

The management services to be provided by Manager with respect to the Facility are as follows:

(a)	Performance of the duties and obligations of Licensee under applicable federal and state laws, the Resident Agreements and Leases;

(b)	Diligent monitoring of the Facility’s profitability and oversight in accordance with the Approved Annual Budget (as defined below);

(c)
Oversight of the assisted living and/or memory care program approved by the state licensing agency and Owner for the Facility (which approval shall include, without limitation, the form of Resident Agreement to be used in connection with the assisted living and/or memory care program at the Facility, and which approval shall not be withheld with respect to any form of Resident Agreement reasonably required to comply with applicable laws or regulations) and diligent quality assurance monitoring to ensure compliance with all applicable laws, statutes, regulations, ordinances, rules, requirements (including, without limitation license and permit requirements), and guidelines of any governmental or quasi-governmental authority, and their designated agents, lawfully asserting jurisdiction with respect to an assisted living facility as well as compliance with all public and private programs through which Owner or Licensee, or Manager on behalf of Owner or Licensee, receives payment, reimbursement, or other compensation for services provided by or at the Facility, and Manager covenants that Manager shall use its Best Efforts to avoid citations or complaints by any such governmental authority, or any resident or resident’s family member, with regard to patient care or the operation and maintenance of the Facility;

(d)	Provision of services necessary to promote customer, resident, resident families, government advocacy, and employee satisfaction;

(e)	Diligent monitoring and assurance of physical plant maintenance and housekeeping in keeping with all state and federal laws;

(f)	Oversight and diligent monitoring of marketing functions;

(g)
Provision of human resources functions, to include, without limitation, implementation and oversight of policies and procedures that ensure compliance with all applicable federal, state, and local laws pertaining to employment taxes, workers’ compensation, and other employment-related matters, including, without limitation, diligent guidance and support relative to all employee issues;

(h)
Provision of the accounting function, which function shall include without limitation: (i) collecting, on behalf of Licensee, revenues (including, without limitation, Gross Operating Revenues, as that term is defined below) generated by or in connection with the operation of the Facility, (ii) establishing and maintaining bank accounts at such financial institutions, in such names, and with such restrictions on withdrawals, as shall be expressly approved by Owner, into which accounts Manager covenants to deposit all such revenue, and (iii) providing, using GAAP, the general ledger, accounts receivable, accounts payable, and payroll functions, as well as financial statements and data processing in accordance with Section 4, below;

(i)
Notwithstanding any other provision of this Agreement to the contrary, operate the Facility in accordance with and in compliance with all terms and conditions of any loan or other financing arrangement of Owner with respect to the Facility (“Owner’s Loan”), including any financing arrangement between Owner and General Electric Capital Corporation, a Delaware corporation (together with any other lender or mortgagee under an Owner’s Loan, “Mortgagee”), including all obligations to insure the Facility and the operation of the Facility thereon; and

(j)
Manage the Facility and oversee all related operations in compliance with all applicable laws and regulations. Manager shall use its Best Efforts to permit no act or omission to act that results in any loss, suspension, revocation, de-licensure, debarment, exclusion, or discipline actions or fines against the Facility, Licensee or Owner.

(k)
Manager shall inform Licensee and Owner immediately if any collective bargaining activities surface during the term of this Agreement and what efforts it is taking to provide stability support during any union campaign.

1.3	Term

The term of this Agreement (“Term”) shall be for one hundred eighty days (180), commencing on the effective date set forth above, provided, however that this Agreement shall automatically terminate upon the issuance of an operating license by the Arizona Department of Health Services (the “Department”) with respect to the Facility, or a replacement thereof being issued, to Owner.

2.	Compensation and Payments

2.1	Manager’s Compensation

As compensation for the services to be rendered by Manager during the term of this Agreement, Manager shall be paid a monthly management fee (“Fee”) equal to five percent (5%) of the Gross Operating Revenues of the Facility, actually collected for such calendar month. For the purposes of this Agreement, the term “Gross Operating Revenues” shall include: all payments received in connection with Resident Agreements, Leases or other payments for the use or occupancy of space in the Facility (whether by residents, licensees, concessionaires, permissive use arrangement, or otherwise), including, without limitation, any such payments received pursuant to any sublease or assignment of any lease, license, concession, or other permissive use arrangement; all payments made by any third-party payors under any third-party payor program (including, without limitation, to the extent applicable to the Facility, Medicare, Medicaid, CHAMPUS, Blue Cross and/or Blue Shield, Managed Care Plans, or other private insurance plans or employee assistance programs), parking revenues, income from vending machines, photocopy machines, and other such devices, late charges, interest on past due rentals, payments under any licenses, concessions, or other agreements for advertising signs, telecommunications services, antennas, or disks, all lease modification, amendment, surrender, or cancellation payments, all proceeds in lieu of rental revenues from any business interruption insurance policies; all escalation payments; and all payments made by residents, or other users of the Facility for extra services, including the use of any personal property used in connection with the Facility and the provision of any health care or other personal services. Gross Operating Revenues shall not include income derived from interest on investments or otherwise, except for business interruption insurance proceeds as set forth above, proceeds of claims on account of insurance policies, abatement of taxes awards arising out of takings by eminent domain, discounts and dividends on insurance policies, sale or refinancing proceeds, monies paid for capital expenditures, all purchase discounts, and security deposits. Payment of the Fee with regard to a given calendar month shall be made on the twenty-fifth (25th) day of such calendar month during the term, commencing with the calendar month in which Owner acquires the Facility, and may be paid even if the revenue from the Facility is insufficient to pay the other operating expenses of the Facility. Within twenty (20) days after the end of the Term, Manager shall provide to Licensee and Owner a year end reconciliation of the Fee for their review and Owner’s approval, and to the extent such approved reconciliation discloses a discrepancy between the Fee owed to, and the Fee actually paid to, Manager, such discrepancy shall be paid to Manager by Owner, or reimbursed to Owner, as the case may be, within five (5) days after such reconciliation is approved by Owner.

2.2	Owner Payments

Manager shall, on a monthly basis, pay to Owner, on behalf of Licensee and in lieu of Licensee’s payment of rent under the Sale Leaseback Agreement, all net income derived from the Facility during the Term. Other than for reimbursement of reasonable expenses incurred in connection with its obligations hereunder, and as otherwise approved by Manager and Owner, Licensee shall not be entitled to the use or retention of any revenues derived from the Facility during the Term..

3.	Annual Budget

3.1  Preparation of Budget; Contents.

Within ninety (90) days of Owner’s acquisition of the Facility, Manager shall prepare and submit to Owner for its approval, a detailed line item budget (the “Annual Budget”) for the Term, which shall be in a form and with content acceptable to Owner. The Annual Budget shall include, among other matters, anticipated income, expenditures (including capital expenditures and any corresponding capital expenditure budget) and reserves for such year. The Annual Budget shall not contain expenses or allocations for home office expenses, general corporate or administrative charges, or payroll or other accounting expenses, or any other costs or expenses for which Manager is not entitled to reimbursement hereunder. The Annual Budget shall include a separate line item specifically identifying all fees payable to Manager and any Affiliate of Manager, with respect to the Facility, including any fees payable under this Agreement.

3.2  [Intentionally deleted.]

3.3  Approval of Budget.

  Manager may proceed in accordance with the Annual Budget only if the same is approved by Owner in accordance with the provisions hereof. Upon the receipt of the proposed Annual Budget from Manager, Owner shall have thirty (30) days to approve or disapprove in writing (specifying with reasonable particularity the reasons for such disapproval) the Annual Budget. If Owner does not approve the Annual Budget in writing within this thirty (30) day period, then the submitted Annual Budget shall be deemed disapproved. The Annual Budget or a revision thereof shall be deemed finally approved by Owner only if it is approved in writing by Owner. Owner’s approval shall not be unreasonably withheld. Within ten (10) days of receiving a written response from Owner disapproving (with reasons) the Annual Budget (the

“Response”), Manager shall re-submit a revised Annual Budget to Owner addressing the concerns of Owner contained in the Response. Owner shall thereafter have ten (10) days to approve the Annual Budget, and if not approved or disapproved within such time period, such proposed Annual Budget shall be deemed provisionally approved. Manager and Owner shall continue with this process until the Annual Budget is finally approved. As used herein, the “Approved Annual Budget” means (A) the Annual Budget for the then current year as approved by Owner in accordance with the provisions of this subsection 3.3 or (B) if the Annual Budget for the then current year has not yet been so approved by Owner, then during the interim period until such time as Owner approves the Annual Budget for such year, a temporary Annual Budget shall take effect which shall be equal to the prior year’s approved Annual Budget increased by five percent (5%) for all line items, except for taxes and any insurance premiums included in the prior year’s approved Annual Budget as well as utilities, each of which shall equal the amount actually incurred for each such item.

3.4  Obligation and Authority to Implement Budget.

Manager shall implement the Approved Annual Budget in accordance with the foregoing provisions and shall be authorized, without the need for further approval by Owner, to make the specified expenditures and incur the specified obligations provided for in the Approved Annual Budget (but only if (a) the entry into any agreement provides for a term of less than three (3) months, unless terminable by the Facility or by Owner without cause or penalty upon thirty (30) days’ notice to the other party), (b) the specified expenditure or obligation is for a sum less than Fifty Thousand Dollars ($50,000) (and a series of related expenditures for amounts less than $50,000 shall be construed as a single agreement for purposes of this subsection (b)), and (c) Manager acts in strict conformance with the Approved Annual Budget in all respects (including the nature, amount and timing of each such expenditure or obligation) except as provided in subsection 3.5 below, and subject to the other provisions of this Agreement).

3.5  Permitted Deviations from Budget.

Any deviation from or expenditure inconsistent with the Annual Budget (or the entry into any agreement requiring such deviation or expenditure) shall require the prior written approval of Owner. The consent of Owner to an expenditure payable to an unrelated third party exceeding the amount specified for such expenditure in the Annual Budget shall not be required in any of the following circumstances: (a) Manager, in its reasonable judgment, deems there to be an emergency requiring such expenditures to effectuate immediate action necessary for the protection of the assets of the Facility or to avoid property damage or personal injury or to preserve the well being of residents in the Facility or to avoid impairment of the Facility operating licenses, (b) such expenditure would not cause the aggregate amount of the expenses (excluding the expenses described in clause (c) below) within the Annual Budget to exceed 105% of the entire amount of budgeted expenses (excluding the expenses described in clause (c) below) in the Annual Budget (taking into account the amounts expended to date and reasonably anticipated expenses); or (c) expenditures for real property taxes and assessments and utilities. The provisions of clause (b) above are intended to be in lieu of any contingency category that covers, in whole or in part, costs of the types described in any of the other categories under the Annual Budget (so that excess costs in a specific category might be covered by such contingency category) and accordingly, there shall be no such contingency line item in the Annual Budget;

the provisions of clause (b) above are not intended, however, to be in lieu of a contingency category for unanticipated costs that are not of the types described in other categories under the Annual Budget. Notwithstanding the foregoing, if the Manager reasonably believes that any Annual Budget excess related to variable expenses shall be corrected prior to the end of the applicable fiscal year, or that such excess is proportionately offset by non-forecasted revenue gains (without any decrease in applicable profit margins), then such excess shall not be considered for the purposes of Default under this Agreement until such fiscal year is concluded and reconciled. In the event the reconciliation demonstrates that the Annual Budget excess related to variable expenses was corrected prior to the end of the such fiscal year, or was proportionately offset by non-forecasted revenue gains (without any decrease in applicable profit margins), then any penalty or default under this Agreement related to such excess shall be waived by Owner. Manager shall promptly notify Owner, both by telephone and in writing, of each permitted Budget deviation made pursuant to this Section 3 and shall promptly supply Owner with such information with respect thereto as Owner may reasonably request.

4.	Duties of Manager

4.1	General Duty and Relationship.

Manager shall use its Best Efforts (as hereinafter defined) in the management and operation of the Facility to be in compliance with all applicable statutory and regulatory requirements, and otherwise consistent with similarly situated senior housing assisted living facilities of comparable standard. As used in this Agreement, “Best Efforts” shall mean diligent efforts consistent with reasonable business judgment and prevailing commercial practices of institutional property managers that manage properties similar to the Facility in the same market area as the Facility. Except to the extent required to perform its duties under this Agreement or by applicable law or pursuant to court order or judicial process, Manager shall not reveal or give out any information in connection with the Facility, the Resident Agreements or the accounts of the Facility to any person without obtaining Licensee’s and Owner’s prior written authorization, which shall not be unreasonably withheld.

4.2	Books and Records.

Manager shall maintain records, books and accounts with respect to the management and operation of the Facility and shall retain those records during the Term and, to the extent Owner elects not to take possession of the same upon termination of the Term, for a period of three (3) years thereafter. Manager shall maintain all required records pertaining to the care of individual residents in accordance with all pertinent requirements with respect to maintaining the privacy of such records of care provided to the individual residents under applicable state law as well as Federal Law, including the Privacy and Security rules in the Federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”). Subject to the requirements of HIPAA, Licensee and Owner shall have the right, during Manager’s normal business hours, to inspect and copy such records and audit the monthly reports required by Section 5.6 hereof. Such books and records will include all canceled checks (if canceled checks are provided by the bank to Manager), a separate set of books and records relating to the operation of the Facility maintained on a cash and accrual basis, and monthly summaries of all accounts receivable and accounts payable (to be delivered no later than fifteen (15) days after each month). Manager will hold all such files, books, records and checks (the “Records”) in a secure location and separate from records relating to other purposes.

Subject to the requirements of HIPAA, during the Term, Owner and its agents, representatives, employees, and auditors may, at such reasonable times as Owner may determine, inspect, audit, and copy any of the Manager’s records, files, reports, and related materials, including, but not limited to all documents, billing, and invoicing related to Medicare and Medicaid billing submitted as claims to the government, pertaining to the Facility or to Manager’s performance under this Agreement. If an audit by Owner discloses any sum due Owner by Manager or any overpayment to Manager, Manager will promptly reimburse Owner for any amounts due. If the audit discloses a shortfall variance of more than five percent (5%) in the aggregate of amounts due Owner by Manager, Manager will bear the reasonable cost of the audit. Otherwise, the audit will be at Owner’s expense.

4.3	Employment of Personnel.

Manager shall use its Best Efforts to have in its employ at all times a sufficient number of capable employees meeting state or federal government requirements, to enable it to properly, adequately, safely and economically manage, operate, maintain and account for the Facility. Subject to the foregoing, all matters pertaining to the employment, supervision, compensation, promotion and discharge of such employees are the responsibility of Manager, with respect to which Manager shall exercise reasonable care. Manager is in all respects the employer of such employees, including all on-site and certain off-site personnel. Manager shall negotiate with any union lawfully entitled to represent such employees and may execute in its own name, and not as agent for Licensee or Owner, collective bargaining agreements or labor contracts resulting therefrom. Manager shall comply with all applicable laws and regulations having to do with worker’s compensation, social security, unemployment insurance, hours of labor, wages, working conditions and other employer employee related subjects. Manager represents that it is and will continue to be an equal opportunity employer and must advertise as such. Manager shall have the power to hire, dismiss or transfer the executive director at the Facility; provided, however, Manager shall keep Licensee and Owner reasonably informed with respect to the Manager’s desire to transfer or terminate the executive director, and shall consult with Licensee and Owner with respect to the hiring of the position, it being understood, however, that any final decisions made in this regard shall be made by Manager. If Licensee or Owner becomes dissatisfied with the performance of the executive director, Licensee and Owner shall each have the right to confer with representatives of Manager in charge of operating the Facility to express such dissatisfaction and to discuss the possible consideration of replacing the executive director or otherwise placing the executive director on a performance action plan; it being understood, however, that any final decisions made in this regard shall be made by Manager. All employment arrangements are therefore solely Manager’s responsibility and Licensee and Owner shall have no liability with respect thereto. Nothing contained herein, however, shall be deemed to permit Manager to charge Owner, or to use the income of the Facility to pay, for the services of Manager’s employees (except to the extent provided in the Approved Annual Budget).

4.4	Maintenance and Repairs.

Manager shall make periodic inspections of the Facility, including, without limitation, the resident apartments, parking areas, and common areas, to determine necessary and appropriate repairs, maintenance and replacements. Manager shall keep and maintain the Facility in a good, orderly, clean, safe, sanitary and sightly condition and shall perform all repairs, maintenance and changes, do all decorating, and purchase all supplies, necessary, within the parameters of the Approved Annual Budget, for the proper operation of the Facility.

4.5	Financial Statements

Manager shall deliver or cause to be delivered to Owner statements as follows:

(a)
Annual financial statements (balance sheet and income statement) in a format acceptable to Owner within ninety (90) days of the end of the calendar year, audited by the “Facility’s Accountants” (i.e., KPMG or another independent nationally recognized accounting firm approved by Owner).

(b)
A monthly report for each calendar month, certified to be true, accurate and complete in all material respects, and submitted to Owner within thirty (30) days of the end of each such calendar month (the “Periodic Report“). Each Periodic Report shall be in accordance with GAAP.

All costs and expenses incurred in connection with the preparation of any statements, schedules, computations and other reports required under this Section 4.5 shall be borne by Manager. If Owner requests the preparation of any audited profit and loss or balance sheet statements, forecasts or other non-standard analysis the cost thereof shall be borne by Owner. All costs of tax return preparation and audits shall be at Owner expense.

4.6	Third Party Reports.

Provided Licensee or Owner, as applicable, has given reasonable prior written notice to Manager of such reporting requirements, Manager shall prepare all reports and financial statements required by any third party to which Licensee or Owner, as applicable, is required by law or contract to report, including any Mortgagee, and deliver the same to Licensee or Owner, as applicable, within a time period such that Licensee or Owner, as applicable, will be able to satisfy its reporting obligations to such third party under the documents or regulations requiring such reporting, such as loan documents evidencing an Owner Loan. Additionally, Manager shall supply the information and reports required to prepare any other financial reports required by Owner in good faith. Any reports or financial statements required under this Section 4.6 that are in excess of those required under Section 4.5 shall be prepared at Licensee’s or Owner’s, as applicable, expense.

4.7	Data Processing.

Manager shall, at its own expense, directly or through an affiliate, provide the data processing required to maintain the financial, payroll, and accounting records of the Facility.

4.8  Health Care Licenses.

Manager shall use its Best Efforts to maintain, and if applicable, expeditiously apply for, acquire, and obtain, health care licenses required under applicable law for the operation of the Facility in the name of the Owner and shall keep Owner fully informed of all efforts and status of said applications.

4.9	Insurance.

It is the intention of the parties hereto to secure the broadest and most cost-effective insurance available to cover Owner and Manager in the protection, operation and enhancement of the Facility, which is usually accomplished when both principal parties are insured under the same policies. Thus, Manager, Licensee, Owner and Owner’s lender are (1) to be included as an insured under Owner’s general liability insurance covering inherent and operational hazards associated with the management of the Facility, and (2) to receive a waiver, to the extent necessary, of all direct damage insurers’ rights of subrogation against Manager and Owner under all direct damage insurance policies covering the Facility. Manager shall not be required to obtain separate coverage except to the extent Manager is no longer covered under Owner’s policies, and in such event, any claims made under such Manager’s coverage shall include Owner as an additional insured and waive Manager’s insurer’s rights of subrogation against Owner where such waivers are possible.

All insurance policies required of either party under this Section 4.9 shall be maintained by Manager as an expense of the Facility (and not of Manager or Licensee) and shall (1) be issued by reputable, financially sound companies licensed to do business in the state in which the Facility is located, and which have an A.M. Best rating of A-VIII, or better; and (2) require at least thirty (30) days’ unconditional notice to the other party of cancellation of coverage (except that ten (10) days’ notice of cancellation for non-payment of premium may be given). Owner’s General Liability Insurance policy shall be endorsed to be primary insurance in its coverage of both parties, and any General Liability Insurance policy maintained separately by Manager shall be endorsed to be excess and non-contributory with policies carried by Owner.

Notwithstanding anything to the contrary herein, with the exception of losses, damages, liability or expenses incurred due to the gross negligence or willful misconduct of the other, neither Manager nor Owner shall assert against the other, and each does hereby waive with respect to each other, any claims for any losses, damages, liability or expenses (including attorneys’ fees) incurred or sustained by either of them on account of injury to persons or damage to property arising out of the ownership, operation and maintenance of the Facility to the extent that the same are covered by the insurance carried under this Section 4.9. Each party shall cause its respective insurance companies to waive subrogation against the other on account thereof.

5.	Default.

In the event that any party is in default of any of the obligations hereunder (the “Defaulting Party”), any of the other parties (each, a “Non-Defaulting Party”) shall give the Defaulting Party written notice of such default (the “Notice of Default”). The Defaulting Party shall thereafter have ten (10) days after receipt of such written Notice of Default to cure a monetary default and thirty (30) days after receipt of such written Notice of Default to cure a non-monetary default, provided that if due to the nature of a non-monetary default the Defaulting Party cannot reasonably cure such default within such thirty (30) day period, then the Defaulting Party shall have such additional period of sixty (60) days to cure such default if the Defaulting Party commences the cure within said initial thirty (30) day period and thereafter diligently pursues the same to completion.

6.	Termination Rights.

This Agreement may be terminated and, except as to liabilities or claims of either party hereto which may have arisen before such termination, the obligations of Manager and Owner under this Agreement may be terminated, by mutual agreement of Manager, Licensee and Owner or otherwise upon the written notice of the party terminating this Agreement to the other party, after the occurrence of any of the events described in this Section 6.

6.1	Termination by Owner and Licensee.

Owner, and, subject to the preceding paragraph, Licensee, may, at its option, terminate this Agreement at any time for any of the reasons set forth in Section 6.1(a) through 6.1(g), , provided, however, that in no event may Licensee terminate this Agreement without the prior written approval of Owner, which, except as provided otherwise in Section 6.1(c), may be given or withheld in Owner’s sole and absolute discretion:

(a)  Default. Default by Manager under this Agreement and Manager’s failure to cure the same within the applicable cure period set forth in Section 5.

(b)  Bankruptcy or Dissolution and Certain Other Events. The occurrence of any Bankruptcy/Dissolution Event with respect to Manager. For purposes of this Section 6.1(b), a “Bankruptcy/Dissolution Event with respect to Manager” shall mean the commencement or occurrence of any of the following: Manager shall apply for or consent to the appointment of a receiver, trustee, or liquidator of all or a substantial part of Manager’s assets, file a voluntary petition in bankruptcy, make a general assignment for the benefit of creditors, file a petition or any answer seeking reorganization or arrangement with creditors, or take advantage of any insolvency law, or if any order, judgment, or decree shall be entered by any court of competent jurisdiction, on the application of a creditor, adjudicating Manager as bankrupt or insolvent or approving a petition seeking reorganization of Manager, or appointing a receiver, trustee, or liquidator with respect to all or a substantial part of Manager’s assets, and such order, judgment, or decree shall continue for any period of ninety (90) consecutive days.

(c)  Suspension or Termination of Licensure. If any license for the operation for the Facility is suspended, terminated, or revoked for any reason other than a cause which is outside the control of Manager, or, to the extent applicable, any Medicare or Medicaid provider agreement with respect to the Facility is involuntarily decertified and such suspension, termination, revocation, or involuntarily decertification shall continue in effect for a period of thirty (30) consecutive days after all appeals have been exhausted. Notwithstanding anything to the contrary contained herein, Owner shall not unreasonably withhold its approval of Licensee’s option to terminate this Agreement pursuant to this Section 6.1(c).

(d)  Tortious Acts By Manager. Any act by Manager that constitutes fraud, willful misconduct, or gross negligence.

(e)  Casualty or Condemnation. In the event Owner permanently discontinues the operation of the Facility on account of damage to or destruction of, or a taking by (or sale under threat of) eminent domain of, a substantial part of the Facility or pursuant to Section 8.8.

(f)  Debt Failure. Any default under any third party mortgage financing entered into by Owner and secured by the Facility.

(g)  Termination Upon Transfer. If Owner sells or otherwise transfers its interest in the Facility, or if all of the membership interests in Owner are sold to a third party.

6.2	Termination by Manager

Manager may, at its option, terminate this Agreement upon sixty (60) days’ notice with cause at any time, subject to providing notice to Licensee and Owner as set forth below, and for any of the reasons set forth in Section 6.2(a) through 6.2(f), , provided, however, that in no event may Licensee terminate this Agreement due to a default by Licensee, without the prior written approval of Owner, which may be given or withheld in Owner’s sole and absolute discretion:

(a)  Default.Default by Licensee or Owner under this Agreement and Owner’s and Licensee’s, as applicable, failure to cure the same within the applicable cure period set forth in Section 5.

(b)  Suspension or Termination of Licensure. If any license for the operation of the Facility is at any time suspended, terminated, or revoked due to the fault of Owner and such suspension, termination or revocation shall continue in effect for a period of thirty (30) consecutive days after all appeals have been exhausted.

(c)  Bankruptcy or Dissolution. The occurrence of any Bankruptcy/ Dissolution Event with respect to Owner. For purposes of this Section 6.2(c), a “Bankruptcy/ Dissolution Event with respect to Owner” shall mean the commencement or occurrence of any of the following: if Owner shall apply for or consent to the appointment of a receiver, trustee, or liquidator of all or a substantial part of Owner’s assets, file a voluntary petition in bankruptcy, make a general assignment for the benefit of creditors, file a petition or any answer seeking reorganization or arrangement with creditors, or take advantage of any insolvency law, or if an order, judgment, or decree shall be entered by a court of competent jurisdiction, on the application of a creditor, adjudicating Owner as bankrupt or appointing a receiver, trustee, or liquidator of Owner with respect to all or a substantial part of Owner’s assets, and such order, judgment or decree shall continue in effect for any period of ninety (90) consecutive days.

(d)  Termination Upon Transfer. If Owner sells or otherwise transfers its interest in the Facility, or if all of the membership interests in Owner are sold to a third party.

(e)  Casualty or Condemnation. Owner permanently discontinues the operation of the Facility on account of damage to or destruction of, or a taking by (or sale under threat of) eminent domain of, a substantial part of the Facility or pursuant to Section 8.8.

(f)  Insufficient Funds. The Facility is not generating sufficient revenue to pay the costs and expenses of the Facility, and there are insufficient funds in the Operating Account (as hereinafter defined), or Owner is unwilling to place sufficient funds in the Operating Account, to pay same, provided that Manager gives at least thirty (30) days’ prior written notice of termination to Owner.

6.3	Effect of Termination

Termination of this Agreement shall terminate all rights and obligations of the parties hereunder, except for any provision of this Agreement which is expressly described as surviving any expiration or termination of this Agreement. Such termination, however, shall not terminate the rights and obligations of the parties (including any compensation due to Manager under Section 2) which accrued prior to the effective date of termination nor shall it prejudice the rights of either party against the other for any breach of this Agreement. Upon termination, the payment of any compensation to Manager shall be offset by any damages (including reasonable attorneys’ fees) incurred by Licensee and Owner by reason of any act or omission by Manager that is a breach of this Agreement or constitutes negligence, willful misconduct, or fraud or is otherwise tortious (as determined by final non-appealable decision of a court of competent jurisdiction). Without limitation on the generality of the foregoing, either party’s termination of this Agreement in accordance with the terms hereof shall terminate any and all rights of Manager to act on behalf of or with respect to the Facility (and Manager shall, if Owner so requests, execute a notice to third parties, in form reasonably satisfactory to Owner, to the effect that Manager’s rights have been so terminated).

6.4	Final Accounting

Upon the expiration of the Term or any other termination of this Agreement as herein provided, Manager shall (a) deliver to Owner a final accounting within thirty (30) days of such expiration or termination; (b) surrender and deliver up to Owner possession of the Facility and all rents and income, including resident security deposits, of the Facility and other monies of Owner on hand and in any bank account as soon as reasonably practicable (but no later than five (5) business days after such termination or expiration); (c) deliver to Owner, as received, any monies due Owner under this Agreement but received after such termination as soon as reasonably practicable (but no later than two (2) business days after receipt); (d) deliver to Owner all materials and supplies, keys, contracts and documents, and such other accounting papers and records pertaining to this Agreement as Owner shall request as soon as reasonably practicable; (e) assign any right Manager may have in and to any existing contracts relating to the operation and maintenance of the Facility as Owner shall require as soon as reasonably practicable (but no later than five (5) business days after such termination or expiration); and (f)

deliver to Owner, or Owner’s duly appointed agent, all books and records, contracts, leases, resident’s agreements, receipts for deposits and unpaid bills relating to the Facility as soon as reasonably practicable (but no later than five (5) business days after such termination or expiration).

6.5	Cooperation

In the event this Agreement is terminated, Manager shall reasonably cooperate with Licensee and Owner to allow Licensee and Owner to effectively and productively continue management activities. Without limitation of the foregoing, Manager shall, for a period of thirty (30) days after such expiration or termination, make itself reasonably available, at no cost to Licensee or Owner, to consult with and advise Licensee and Owner regarding the operation and maintenance of the Facility and the transfer of accounts and accounting systems.

7.	Indemnification

Manager shall indemnify, defend and hold harmless Licensee and Owner and their respective members, directors, officers and employees from any and all Claims sustained or incurred by or asserted against any one or more of them caused by the grossly negligent or willful misconduct or fraud of Manager or its agents or employees, or acts by Manager outside the scope of its authority under this Agreement. Owner agrees to indemnify, defend and hold harmless Manager and Licensee, and their respective shareholders, directors, officers and employees from any and all Claims sustained or incurred by or asserted against any one or more of them caused by the grossly negligent or willful misconduct or fraud of Owner or its agents or employees or acts by Owner outside the scope of its authority under this Agreement. Finally, Manager and Owner shall indemnify, defend and hold harmless Licensee for any matters that arise or occur after the date of this Agreement that relate to the operation, maintenance and management of the Facility, including any acts or omissions of Manager, except to the extent caused by Licensee. As used in this Section 7, “Claims” means any third party claims, demands, causes of action, losses, damages, fines, penalties, liabilities, costs and expenses, including attorneys’ fees and court costs (except to the extent covered by insurance carried or required to be carried by the indemnified persons pursuant to this Agreement). Notwithstanding any other provision of this Agreement to the contrary, each party’s obligation to indemnify, defend and hold harmless the other party shall survive termination of this Agreement.

8.	Miscellaneous

8.1	Notices

All notices required or permitted hereunder shall be given in writing by actual delivery or by facsimile transmission, with a concurrent copy sent by certified U.S. mail, postage prepaid, addressed to the recipient as follows:

If to Owner:    BREA Tucson LLC
c/o The Blackstone Group
345 Park Avenue
New York, New York 10154
Attention: Mr. David Roth

Telephone: (212) 583-5885
Facsimile: (212) 583-5202

With Copy To:   Pircher, Nichols & Meeks
900 North Michigan Avenue, Suite 1050
Chicago, Illinois 60611
Attention: Real Estate Notices (JDL)
Telephone: (312) 915-3112
Facsimile: (312) 915-3348

If to Licensee    Tucson SeniorCare, LLC
10401 North Meridian Street
Suite 122
Indianapolis, Indiana 46290
Attention: Jay L. Hicks
Facsimile: (317) 630-3159
Telephone: (317) 630-3156

With a copy to:   Bose McKinney & Evans LLP
135 N. Pennsylvania Street, Suite 2700
Indianapolis, IN 46204
Attention: Brantley Wright
Facsimile: (317) 223-0306
Telephone: (317) 684-5306

If to Manager: Emeritus Corporation
3131 Elliott Avenue, Suite 500
Seattle, Washington 98121
Attention: Eric Mendelsohn, Esq.
Telephone: (206) 301-4493
Facsimile: (206) 357-7388

With Copy To:	Foster Pepper PLLC
1111 Third Avenue, Suite 3400
Seattle, Washington 98101
Attention: Laura L. McClellan, Esq.
Telephone: (206) 447-2871
Facsimile: (206) 749-1917

or to such other address or to such other person as may be designated by notice given from time to time during the term hereof by one party to the other. Any notice hereunder shall be deemed given upon actual receipt by the intended recipient if delivered by hand or by a facsimile transmission of which receipt is confirmed the recipient telephonically, or five (5) business days after depositing with the U.S. Postal Service in the manner described above.

8.2	Attorneys’ Fees and Costs

In the event of a default hereunder, if the nondefaulting party employs an attorney to enforce its rights hereunder, the defaulting party shall be liable for all reasonable attorneys’ fees, court costs, and other expenses incurred by the nondefaulting party regardless of whether a lawsuit is filed.

8.3	Assignment

Owner may assign all or part of this Agreement without the prior written approval of Manager to any third party purchaser of the Facility or all of the membership interests in Owner, subject to Manager’s termination rights set forth in Section 6.2 above. Subject to the terms and conditions of Owner’s Loan, Manager may not assign its interest in this Agreement except to a wholly owned subsidiary of Emeritus Corporation. Notwithstanding anything in this Section 8.3, any assignment of interest must be in accordance with the terms and conditions of Owner’s Loan. This Agreement shall be binding upon and inure to the benefit of Owner and Manager, as well as to their respective successors and, to the extent permitted hereunder, their assigns. Licensee may not assign its interest in this Agreement.

8.4	Time of Essence

Time is of the essence of this Agreement.

8.5	Cumulative Remedies

The rights and remedies of the parties hereto shall not be mutually exclusive, i.e., the exercise of one or more of the provisions hereof shall not preclude the exercise of any other provision hereof.

8.6	No Waiver

No waiver by either party of any default of the other party or of any event, circumstance or condition permitting a party to terminate this Agreement shall constitute a waiver of any other default of the other party or of any other event, circumstance or condition permitting such termination, whether of the same or of any other nature or type and whether preceding, concurrent or succeeding; and no failure on the part of either party to exercise any right it may have by the terms hereof or by law upon the default of the other party and no delay in the exercise of such right shall prevent the exercise thereof by the Non-Defaulting Party at any time when the other party may continue to be so in default, and no such failure or delay and no waiver of default shall operate as a waiver of any other default, or as a modification in any respect of the provisions of this Agreement. The subsequent acceptance of any payment or performance pursuant to this Agreement shall not constitute a waiver of any preceding default by a Defaulting Party or of any preceding event, circumstance or condition permitting termination hereunder, other than default in the payment of the particular payment or the performance of the particular matter so accepted, regardless of the Non-Defaulting Party’s knowledge of the preceding default or the preceding event, circumstance or condition, at the time of accepting such payment or performance, nor shall the Non-Defaulting Party’s acceptance of such payment or performance after termination constitute a reinstatement, extension or renewal of this Agreement or revocation of any notice or other act by the Non-Defaulting Party.

8.7	Approvals and Consents

Except as otherwise expressly provided herein, any approval or consent provided to be given by Licensee or Owner hereunder shall not be unreasonably withheld but must be contained in a writing signed by Licensee or Owner in order to be effective.

8.8	Condemnation

In the event that at any time or times prior to the termination of this Agreement, the Facility or any part thereof shall be condemned or shall be voluntarily sold (Owner hereby expressly reserving the right and power to do so, notwithstanding any other provision hereof) for a purpose for which the same could be acquired by the purchaser pursuant to eminent domain proceedings, then the interests of Manager hereunder in the portion or portions of the same so condemned or sold shall forthwith terminate, and all compensation and damages awarded or paid by reason of such condemnation or sale shall be paid and belong solely to Owner. In the event that less than all of the real property then included in the Facility shall be so condemned or sold but such condemnation or sale shall injure the Facility to such extent that the remaining portion thereof cannot be made effectively usable for a senior living community, then either party may terminate this Agreement as to the Facility by written notice to the other party given within ten (10) days after the transfer of title to the condemning authority. Unless this Agreement is terminated in its entirety due to casualty or condemnation, all of the terms and provisions hereof shall continue in full force and effect with respect to the remaining portion of the Facility.

8.9	Violations of Laws: Environmental Liabilities

If Manager obtains knowledge of any Violations of Laws (as hereinafter defined) or Environmental Liabilities (as hereinafter defined) relating to the Facility, Manager shall promptly advise Licensee and Owner. “Laws” herein shall mean all federal, state, county and local governmental or municipal laws, ordinances, regulations, judgments, orders, rules and other such requirements, decisions by courts in cases where such decisions are binding precedents in the state in which the Facility is located, and decisions of federal courts applying the Laws of such state, at the time in question, including but not limited to all Environmental Laws (as hereinafter defined) and those pertaining to fair employment, fair credit reporting, health, safety, building code, rent control, taxes, equal access or fair housing, including, but not limited to, any law prohibiting, or making illegal, discrimination on the basis of race, sex, creed, color, religion, national origin, economic or governmentally subsidized status, or physical, mental or other disability or condition, and any labor laws. “Environmental Laws” herein shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. '9601, et seq., Hazardous Materials Transportation Act, 49 U.S.C. '1801, et seq., Resource Conservation and Recovery Act of 1976, 42 U.S.C '6901 et seq., Clean Air Act, 42 U.S.C '7401 et seq., Clean Water Act, 33 U.S.C. '1251, et seq., Safe Drinking Water Act, 14 U.S.C. '300f, et seq., Toxic Substances Control Act, 15 U.S.C. '2601, et seq., Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C, '136 et seq., Atomic Energy Act of 1954, 42 U.S.C. '2014 et seq., and any similar federal, state or local Laws, and all regulations, guidelines, directives and other requirements thereunder, all as may be amended or supplemented from time to time. “Environmental Liabilities” herein shall mean conditions that involve the presence (whether actual or alleged) of any Hazardous Substance, conditions that are subject to any Environmental Laws, and all claims relating thereto. The term “Hazardous Substance” for purposes of this paragraph shall mean any flammable, explosive, toxic, radioactive, biological, corrosive or otherwise hazardous chemical, substance, liquid, gas, device, form of energy, material or waste or component thereof including, without limitation, all items now or hereafter listed, defined or regulated as a hazardous or toxic chemical, substance, liquid, gas, device, form of energy, pathogen, material or waste or component thereof by any federal, state or local governing body or agency having jurisdiction. “Violations of Laws” herein shall mean all written notices given by a governmental authority having jurisdiction over the Facility of an actual or alleged violation of any Laws and any violation of licensing statutes and administrative rules applicable to the Facility.

8.10	Severability

If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, by invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to the persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby; and, each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

8.11	Governing Law

This Agreement has been made and executed in, and shall be governed by the laws of, the State of Washington.

8.12	Major Decisions

The parties acknowledge that Owner is a direct or indirect controlled subsidiary of an entity (the “Parent”) that is intended to qualify as a “real estate operating company” (a “REOC”) within the meaning of the U.S. Department of Labor plan assets regulation (Section 2510.3-101, Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations) and that it is intended that Owner will have the right, pursuant to this Agreement, to substantially participate directly in the management and development of the Facility. Without limiting the generality of the foregoing, notwithstanding any other provision of this Agreement, without prejudice to the other rights provided to Owner under this Agreement, Manager agrees to: (i) permit Owner to visit and inspect the Facility and inspect and copy the books and records of Manager related to the Facility, at such times as Owner shall reasonably request; (ii) periodically (at least quarterly) provide Owner with information and reports regarding Manager’s operation and management of the Facility and the performance of its duties under this Agreement and with respect to renovations, alterations, general maintenance, repairs and development activities that Manager has engaged in or intends to engage in with respect to the Facility and its surroundings as set forth in this Agreement; (iii) periodically (at least quarterly) consult with Owner with respect to the operation and management of the Facility including, without limitation, with respect to matters relating to renovations, alterations, general maintenance, repairs and development activities with respect to the Facility and its surroundings; and (iv) provide Owner with such other rights of participation in the management and development of the Facility as may reasonably be determined by Owner to be necessary to enable the Parent to qualify as a REOC, provided such additional rights do not materially adversely affect Manager’s ability to perform its duties under this Agreement or the economic benefits enjoyed by Manager under this Agreement. Manager agrees to consider, in good faith, the recommendations of Owner in connection with the matters on which it is consulted as described above. Notwithstanding anything contained in this Agreement, in the event Manager takes an action with respect to the Facility at Owner’s direction that is contrary to Manager’s written recommendation based upon Manager’s good faith judgment, Owner hereby waives any claims it may have against Manager with regard to any adverse impacts or effects resulting solely from Manager’s taking such action at Owner’s direction, and no indemnity obligations of Manager under this Agreement shall apply to the consequences of such action.

8.13	Headings

The article and section headings used in this Agreement are for convenience only, and the parties hereto agree that such headings are not to be construed to define, limit or extend the meaning of any part of this Agreement.

8.14	Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument, binding on the parties, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart. This Agreement may be delivered by facsimile or email transmission. This Agreement shall be effective if each party hereto has executed and delivered at least one counterpart hereof.

8.15	Entire Agreement

This Agreement contains the entire agreement between the parties hereto with respect to the matters herein contained, and any agreement hereafter made shall be ineffective to effect any change or modification, in whole or in part, unless such agreement is in writing and signed by the party against whom enforcement of the change or modification is sought.

[Signature Page Follows]

EXECUTED as of the first date first above written.

MANAGER:	EMERITUS CORPORATION,
a Washington corporation

By:
Name:  Raymond R. Brandstrom
Title: Vice President of Finance

OWNER:	BREA TUCSON LLC,
a Delaware limited liability company

By:  BREA Emeritus LLC,
a Delaware limited liability company,
its sole member

By: Emeritus Corporation,
a Washington corporation,
its administrative member

By:
Name: Raymond R. Brandstrom
Title: Vice President of Finance

LICENSEE:	TUCSON SENIORCARE, LLC,
an Indiana limited liability company

By:
Name:
Title: